                                                                      Exhibit 10

                              EXECUTIVE AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 13th day of October, 2000 by and between GLOBALNET FINANCIAL.COM, INC., a Delaware corporation with its principal office at 7280 W. Palmetto Park Road, Suite 202, Boca Raton, Florida 33433 (the "Company"), and Ron R. Goldie (the "Executive") whose address is 11968 Brentridge Drive, Los Angeles, California 90049.

                                    RECITALS

     1. The Executive has been appointed as Chief Operating Officer and Group General Counsel.

     2. The Executive possesses intimate knowledge of the business and affairs of the Company, its policies, technologies, methods and personnel.

     3. The Board of Directors (the "Board") of the Company recognizes that the Executive's contribution to the growth and success of the Company has been and will be substantial and desires to assure the Company of the Executive's present and continued employment in an executive capacity and to compensate him therefore.

     4. The Board has determined that this Agreement will reinforce and encourage the Executive's continued attention and dedication to the Company.

     5. The Executive is willing to make his services available to the Company on the terms and conditions hereinafter set forth.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreement set forth herein, the parties hereby agree as follows:

     1.  EMPLOYMENT.

     1.1 Employment and Term. The Executive shall continue to serve the Company, on the terms and conditions set forth herein, for the period (the "Term") effective as of October 13, 2000 (the "Commencement Date") and expiring on the third anniversary of the Commencement Date, unless sooner terminated as hereinafter set forth; provided, however, that the Term of this Agreement shall automatically be extended from year to year under the same terms and conditions as set forth herein unless the Company or the Executive gives written notice to the other ninety (90) days prior to the first anniversary of the Commencement Date of its or his intention to terminate this Agreement.

     1.2 Duties of Executive. The Executive shall perform the duties of an executive commensurate with such position, shall diligently perform all services as may be reasonably designated by the Board, including, but not limited to, serving as an officer or director of any subsidiary or affiliate company; and shall exercise such power and authority as is necessary and customary to the performance of such duties and services. The Executive will devote his entire time, attention and energies to the Company's business. During his employment, the Executive will not engage in any other business activities, regardless of whether such activity is pursued for profits, gains, or other pecuniary advantage. However, nothing in this Agreement shall prevent the Executive from passively investing in business activities so long as such investments require no active participation by the Executive.

     2.   COMPENSATION.

     2.1 Base Salary. During the Term and any extension of the Term pursuant to Paragraph 1.1, the Executive shall receive a base salary at the annual rate of $375,000 (the "Base Salary"). The Base Salary may, at the election of Executive, be paid in GBPounds at any time while Executive is stationed in the UK and locked currently at the exchange rate of $1.42 per GBPound and, therefore, the Base Salary shall be L264,085 GBPounds, however, subject to adjustment as may be reasonable as a result of currency fluctuation. The Base Salary shall be payable in substantially equal installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. Notwithstanding the above, at the discretion of the Board of Directors of the Company, the Base Salary may be increased, but shall not be decreased, on each anniversary of the Commencement Date during the Term and any extension of the Term.

     2.2 Bonus. The Executive shall be entitled to receive a bonus in an amount and at such time(s) during the Term as shall be determined in the sole and absolute discretion of the Compensation Committee of the Board of Directors of the Company.

     2.3 Option Grant. The Executive shall be granted 125,000 options of which 75,000 shall be fully vested and the balance shall vest on the first anniversary of this agreement. The price of the options shall be the last closing price of the stock on October 13, 2000.

     3.   EXPENSE REIMBURSEMENT AND OTHER BENEFITS.


     3.1 Expense Reimbursement. During the Term, the Company, upon the submission of supporting documentation by the Executive, and in accordance with Company policies for its executives, shall reimburse the Executive for all expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company, including expenses for travel, entertainment, compute allowance, and such other expenses as approved by the Company. Executive shall also continue to receive the quarterly non-allocable expense payment that he has been receiving under his prior agreement in the amount of $25,000 per quarter. The Company shall pay for or on behalf of the Executive (a) a housing supplement in the amount of L6,500 per month in the event that Executive is requested to move to the UK during the term of his employment with the company (b) an additional payment such that after payment of all income and other taxes resulting from the housing supplement, if any, are incurred, the amount paid to the Executive shall equal L6,500.

          3.2 Other Benefits. The Company shall obtain or shall continue in force comprehensive major medical and hospitalization insurance coverage, either group or individual, for the Executive and his dependents, and shall obtain or shall continue in force disability and life insurance for the Executive (collectively, the "Policies"), which Policies the Company shall keep in effect at its sole expense throughout the Term. The Policies to be provided by the Company shall be on terms as determined by the Board. Within 30 days following termination of this Agreement, at the Executive's option, the Company shall assign to the executive all insurance policies on the life of the Executive then owned by the Company in consideration of the payment by the Executive of the cash surrender value, if any, and the Executive's agreement to assume the Company liability to pay any premiums accruing thereon after the date of such termination.

          3.3 Working Facilities. The Company shall furnish the Executive with an office, an executive assistant and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

          3.4 Relocation Costs. Upon termination of this Agreement, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in connection with relocating of himself and his family to North America.

          4.  TERMINATION.

          4.1 Termination for Cause. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated by the Company for Cause. As used in this Agreement "Cause" shall only mean (i) subject to the following sentences, any action or omission of the Executive which constitutes a willful and material breach of this Agreement which is not cured or as to which diligent attempts to cure have not commenced within 20 business days after receipt by Executive of notice of same, (ii) fraud, embezzlement or misappropriation as against the Company, or (iii) the conviction (from which no appeal can be taken) of Executive for any criminal act which is a felony. Upon any determination by the Board that Cause exists under clause (i) of the preceding sentence, the Company shall cause a special meeting of the Board to be called and held at a time mutually convenient to the Board and Executive, but in no event later than 10 business days after Executive's receipt of the notice contemplated by clause (i). Executive shall have the right to appear before such special meeting of the Board with legal counsel of his choosing to refine any determination of Cause specified in such notice, and any termination of Executive's employment by reason of such Cause determination shall not be effective until Executive is afforded such opportunity to appear. Any termination for Cause pursuant to this Paragraph 4.1 shall be made in writing to Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Paragraph 3.1 hereof). In addition, upon any termination pursuant to this Paragraph 4.1, the Executive hereby agrees to resign his position as a member of the Boards of Directors of the Company and any subsidiary.

          4.2 Disability. Notwithstanding anything to the contrary contained in this Agreement if, during the term hereof the Executive suffers a disability (as defined below) the

Company shall, subject to the provisions of Paragraph 4.3 hereof, continue to pay Executive the compensation provided in Paragraphs 2.1 and 3.2 hereof during the period of his disability; provided, however, that, in the event Executive is disabled for a period of more than 180 days in any 12 month period (the "Disability Period"), the Company may, at its election, within 90 days from the end of the Disability Period, terminate this agreement. In the event of such termination, (a) payment of the Executive's Base Salary at the rate prevailing on the date of termination of the Executive and fringe benefits (to the extent permissible by applicable law) shall be continued for a period of 12 months after such termination. As used in this Agreement, the term "disability" shall mean the complete inability of Executive to perform his duties under this Agreement as determined by an independent physician selected with the approval of the Company and the Executive. Except as provided above, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Paragraph 3.1 hereof).

          4.3 Death. In the event of the death of Executive during the Term of this Agreement, the Company shall pay to Executive's legal representative any unpaid Base Salary accrued through the date of his death.

          4.4 Termination Without Cause. The Company can terminate this Agreement without cause at anytime upon 90 day's written notice to Executive, provided Executive is paid his Base Salary as then in effect in substantially equal installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes, for a period of two years from the effective date of termination (i.e. 90 days after receipt or notice).


          5. FULL SETTLEMENT. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.


          6.   RESTRICTIVE COVENANTS.

          6.1 Agreement Not to Use or Disclose Confidential/Proprietary Information. During the Term and thereafter, the Executive promises and agrees that he will not disclose or utilize any confidential or proprietary information acquired during the course of service with the Company and/or its related business entities. The Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential or proprietary information pertaining to the business of the Company. Any confidential or proprietary information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers, suppliers, methods of doing business and promotion of the Company's products and services) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary. For purposes of this Agreement "Confidential and Proprietary Information" means information disclosed to the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof and not generally known or in the public domain, about the Company or its business. This paragraph 6.1 is effective regardless of the reason for the termination of the Agreement and regardless of whether the Agreement is terminated by the Executive, the Company or by its own terms. This restrictive covenant may be assigned to and enforced by any of the Company's assignees or successors.

     6.2 COMPETITION. During the Term and for a period of one year thereafter, Executive shall not, directly or indirectly engage in or have any interest in, directly or indirectly, any sole proprietorship, partnership, corporation, business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that, directly or indirectly, engages primarily in the development, marketing, distribution, underwriting or sale of products and services competitive with the Company's and/or any subsidiary's products and services in any and all States in which the Company and/or any subsidiary conducts its business during the Term or at the time Executive's employment with the Company is terminated (the "Territory"); provided, however, that Executive may hold Company securities and/or acquire, solely as an investment, shares of capital stock or other equity securities of any publicly traded corporation, so long as Executive does not control, acquire a controlling interest in, or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such publicly traded corporation, and provided further that the Company pays the Executive's Base Salary as then in effect for this one year period in substantially equal installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes.

     6.3 NO SOLICITATION OF EMPLOYEES. During the Term and for a period of one year thereafter, Executive shall not directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, provided the company satisfies its obligations under Paragraph 6.2 herein.

     6.4 BOOKS AND RECORDS. All books, records, accounts and similar repositories of Confidential and Proprietary Information of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of this Agreement or on the Board's request at any time.

     7. INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Paragraph 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Paragraph 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

     8. CONSOLIDATION, MERGER OR SALE OF ASSETS. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation that assumes this Agreement and all obligations of the Company hereunder, in writing. Upon such consolidation, merger, or transfer of assets and assumption, the term "the Company" as used herein, shall mean such other corporation and this Agreement shall continue in full force and effect.

     9. BINDING EFFECT. Except as herein otherwise provided, this Agreement shall inure to the benefit of and shall be binding upon the parties hereto, their personal representatives, successors, heirs and assigns,

     10. TERMINOLOGY. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. Titles of paragraphs are for convenience only, and neither limit nor amplify the provisions of the Agreement itself.

     11. FURTHER ASSURANCES. At any time, and from time to time, each party will take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

     12. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

     13. AMENDMENT. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

     14. ASSIGNMENT. This Agreement may not be assigned by any party hereto without the prior written consent of the other party and except as provided in Paragraph 8 hereof.

     15. CHOICE OF LAW. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of New York, without giving effect to the application of the principles pertaining to conflicts of laws.

     16. EFFECT OF WAIVER. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

     17. CONSTRUCTION. The parties hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

     18. SEVERABILITY. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

     19. ENFORCEMENT. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs.

     20. SURVIVAL. All covenants, agreement representations and warranties made herein or otherwise made in writing by any party pursuant hereto shall survive the execution and delivery of this Agreement and the termination of the employment of the Executive.

     21. NO THIRD-PARTY BENEFICIARIES. No person shall be deemed to possess any third-party beneficiary right pursuant to this Agreement. It is the intent of the parties hereto that no direct benefit to any third party is intended or implied by the execution of this Agreement.

     22. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original.

     23. NOTICE. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered when sent by facsimile with receipt confirmed or when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, or by overnight courier, addressed to the parties at the addresses first stated herein, or to such other address as either party hereto shall from time to time designate to the other party by notice in writing as provided herein.

     For the purposes of this Section, Termination Without Cause shall include, but not be limited to:

          (i) Any material change of Executive's duties or obligations under the Agreement;

          (ii) The material discontinuance of the Company's operations or the Company's dissolution, liquidation or insolvency;

          (iii) The change of control of the Company, which shall include the transfer or issuance of more than twenty five percent (25%) of the Company's outstanding shares of common or equity securities or the aggregation of twenty five percent (25%) or more of the Company's common stock and/or equity securities in one shareholder or voting or control group, which does not hold an aggregate of twenty five percent (25%) of the Company's common stock or equity securities as of the date of this Amendment;

          (iv) The Company's failure to pay Executive's Base Salary or any other direct or indirect benefit as and when due; and

          (v) Any other termination of Executive by the Company for any reason whatsoever, regardless of any specific reasons for termination set forth in the notice, unless specifically and directly pursuant to the termination authorized pursuant to Sections 4.1, 4.2 or 4.3 of the Agreement.

     2. INCORPORATION. Each and every other term and condition of the Agreement is incorporated herein. In the event of a conflict or dispute between the provisions of this Amendment and the terms of the Agreement, this Amendment shall control.

     IN WITNESS WHEREOF, this Amendment is entered into as of the date first set forth above.


                                        THE COMPANY

                                        GLOBALNETFINANCIAL.COM,INC.

                                        By:  /s/ W. THOMAS HODGSON
                                           ---------------------------
                                             W. Thomas Hodgson, C.E.O.

                                        EXECUTIVE

                                        /s/ RON R. GOLDIE
                                        ------------------------------
                                             Ron R. Goldie

                     FIRST AMENDMENT TO EXECUTIVE AGREEMENT

     THIS FIRST AMENDMENT TO EXECUTIVE AGREEMENT (this Amendment) is entered into as of January 2, 2001, between GlobalNetFinancial.com, Inc., a Delaware corporation (the Company) and Ron R. Goldie, an individual (Executive), with reference to the following.

                                    RECITALS

     A. The Company and Executive entered into that certain Executive Agreement dated on or about October 13, 2000, concerning Executive's employment with the Company (the Agreement).

     B. The Company and Executive entered into that certain Escrow Agreement, of even date herewith, pursuant to which the Company has provided to an escrow agent (the Escrow Agent), funds equal to the Company's severance obligations to Executive (the Escrow Agreement).

     C. In order to clarify the terms of Executive's employment and to ensure Executive's continued service to the Company, Executive and the Company desire to modify and amend the Agreement as set forth herein.


                                   AMENDMENT

     NOW, THEREFORE, in consideration of the foregoing premises, the provisions set forth below, and other good and valuable consideration, the parties amend the Agreement as follows.

     1. SECTION 4 - TERMINATION. Section 4.4 of the Agreement entitled Termination Without Cause, is hereby restated as follows:

     Termination Without Cause. The Company may terminate this Agreement without cause at any time upon ninety (90) days written notice to Executive, provided Executive is paid within three (3) days of notice to Executive of Executive's termination without cause, a lump sum equal to Executive's (i) two years Base Salary as then in effect; (ii) any unpaid Base Salary, bonus accrued or expenses; and (iii) Executive's estimated costs of relocation as set forth in
Section 3.4 of the Agreement. The Company shall also pay to Executive during the period from the date of the notice of termination pursuant to this Section, to the later of: (i) ninety (90) days; (ii) such longer notice of termination period that may be provided; or (iii) the actual final date of Executive's employment with the Company, Executive's Base Salary, expense reimbursements and other benefits as provided in section 3 of the Agreement.

     The Company shall provide the Escrow Agent with a copy of any notice of termination of Executive. Executive may also provide such notice directly to the Escrow Agent and make demand directly upon the Escrow Agent for the payment of the severance contemplated by this Section. In the event no written notice of termination pursuant to this Section is provided to Executive or the Escrow Agent, Executive may provide notice to the Escrow Agent as provided in Section 11 of the Escrow Agreement.

     For the purposes of this Section, Termination Without Cause shall include, but not be limited to:

          (i) Any material change of Executive's duties or obligations under the Agreement;

          (ii) The material discontinuance of the Company's operations or the Company's dissolution, liquidation or insolvency;

          (iii) The change of control of the Company, which shall include the transfer or issuance of more than twenty five percent (25%) of the Company's outstanding shares of common or equity securities or the aggregation of twenty five percent (25%) or more of the Company's common stock and/or equity securities in one shareholder or voting or control group, which does not hold an aggregate of twenty five percent (25%) of the Company's common stock or equity securities as of the date of this Amendment;

          (iv) The Company's failure to pay Executive's Base Salary or any other direct or indirect benefit as and when due; and

          (v) Any other termination of Executive by the Company for any reason whatsoever, regardless of any specific reasons for termination set forth in the notice, unless specifically and directly pursuant to the termination authorized pursuant to Sections 4.1, 4.2 or 4.3 of the Agreement.

     2. INCORPORATION. Each and every other term and condition of the Agreement is incorporated herein. In the event of a conflict or dispute between the provisions of this Amendment and the terms of the Agreement, this Amendment shall control.

     IN WITNESS WHEREOF, this Amendment is entered into as of the date first set forth above.


                                        THE COMPANY

                                        GLOBALNETFINANCIAL.COM, INC.

                                        By: /s/ W. Thomas Hodgson
                                           ------------------------------
                                             W. Thomas Hodgson, C.E.O.

                                        EXECUTIVE

                                            /s/ Ron R. Goldie
                                            -----------------------------
                                             Ron R. Goldie

                      [GLOBALNETFINANCIAL.COM LETTERHEAD]


March 8th, 2000

Richard Guest

Dear Richard:

RE: CHIEF FINANCIAL OFFICER APPOINTMENT

Following our recent series of meetings, it is now my pleasure to formally offer you the position of Chief Financial Officer of GlobalnetFinancial.com. The position, to be based in our London office, will report to the Chief Operating Officer, and will have global responsibility for the financial management of the company, including accounting, treasury, regulatory, planning and budgeting, and assisting in the structuring of mergers and acquisitions.

A. COMPENSATION
   1) Base Salary -- You will receive an initial base salary of L160,000 per annum.
   2) Benefits -- medical insurance and pension benefits consistent with other employees.
   3) Bonuses -- You will be eligible for bonus payments based on your own performance, and the company's performance, which would be expected to be at a rate equal to 50% of salary.
   4) Share options -- you will be granted options over 50,000 common shares (ie, US shares) of GlobalNetFinancial.com (GLBN) at the closing market price as at the date immediately preceeding your start date. The options will vest at the following rate:
       a.  One-third at the one-year anniversary of your employment.
       b.  One-third at the second-year anniversary of your employment.
       c. One-third at the third year anniversary of your employment. Additional options are granted on at least an annual basis, and you can therefore anticipate the granting of further significant options in the future.

B. CONTRACT NOTICE PERIOD

   In the event of you being terminated without cause in the course of your employment, you will be entitled to 18 months notice. If for some reason, there is a corporate reorganization, sale of the company, etc, between the date hereof, and your commencement date of employment, which results in the elimination of your employment before you have begun, you will be entitled to the same payment.

C. WORKING HOURS -- according to the requirements of your job. You will undertake as a fundamental term of your employment to provide your services and full-hearted co-operation for as long as this contract is in existence.

D. VACATION: 25 days per year plus public holidays.

E. Expenses: you will be reimbursed for all expenses incurred wholly, necessarily and exclusively for your work.

F. Confidentiality: You must not either during or after your employment with the Company make known to anyone or use for the benefit of anyone other than the Company any trade secrets or confidential information of the Company. In addition you have an obligation to use your best endeavours to prevent disclosure of any such matter or information to third parties.

G. All copyright and intellectual property rights created by an employee in the course of his or her duties belong to the Company

H. We would like to you to commence employment as soon as possible, and in no case later than 3 months from the date hereof.

Richard, I am very excited at the prospect of us working together. I think you will find Globalnet a very challenging, but very rewarding career choice. I trust this letter accurately reflects our verbal understanding. If you find it satisfactory, please indicate your acceptance of the offer by signing below, and returning a copy to me as soon as possible.

Yours truly,

/s/ W. Thomas Hodgson

W. Thomas Hodgson,
Chief Operating Officer,
GlobalnetFinancial.com

Accepted this 14 day of March, 2000.

/s/ Richard Guest
------------------
Richard Guest

                  AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT


     THIS AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this "Amendment") is entered into as of January 2, 2001, between GlobalNetFinancial.com, Inc., a Delaware corporation (the "Company") and Richard Guest, an individual ("Executive"), with reference to the following.


                                    RECITALS

     A. The Company and Executive entered into an agreement concerning Executive's employment with the Company (the "Agreement").

     B. The Company and Executive entered into that certain Escrow Agreement, of even date herewith, pursuant to which the Company has provided to an escrow agent (the "Escrow Agent"), funds equal to the Company's severance obligations to Executive (the "Escrow Agreement").

     C. In order to clarify the terms of Executive's employment and to ensure Executive's continued service to the Company, Executive and the Company desire to modify and amend the Agreement as set forth herein.


                                   AMENDMENT

     NOW, THEREFORE, in consideration of the foregoing premises, the provisions set forth below, and other good and valuable consideration, the parties amend the Agreement as follows.

     1. TERMINATION. The Agreement is hereby revised and amended to add the following provision:

     "Termination Without Cause". The Company may terminate this Agreement without cause at any time upon ninety (90) day's written notice to Executive, provided Executive is paid within three (3) days of notice to Executive of Executive's termination without cause, a lump sum payment equal to Executive's:
(i) Base Salary as then in effect for a period of one and one half (1 1/2 years); and (ii) any unpaid Base Salary, bonus or expenses. The Company shall also pay to Executive during the period from the date of the notice of termination pursuant to this Section, to the later of: (i) ninety (90) days;
(ii) such longer notice of termination period that may be provided; or (iii) the actual final date of Executive's employment with the Company, Executive's Base Salary, expense reimbursements and other benefits as provided in the Agreement, subject to applicable withholding taxes and other applicable taxes in accordance with the Company's customary payroll procedures and cycles.

     The Company shall provide the Escrow Agent with a copy of any notice of termination of Executive. Executive may also provide such notice directly to the Escrow Agent and make demand directly upon the Escrow Agent for the payment of the severance contemplated by this Section. In the event no written notice of termination pursuant to this Section is provided to Executive or the Escrow Agent, Executive may provide notice to the Escrow Agent as provided in Section 11 of the Escrow Agreement.

     For the purposes of this Section, "Termination Without Cause" shall include, but not be limited to:

     (i) Any material change of Executive's duties or obligations under the Agreement;

     (ii) The material discontinuance of the Company's operations or the Company's dissolution, liquidation or insolvency;

     (iii) The change of control of the Company, which shall include the transfer or issuance of more than twenty five percent (25%) of the Company's outstanding shares of common or equity securities or the aggregation of twenty five percent (25%) or more of the Company's common stock and/or equity securities in one shareholder or voting or control group, which does not hold an aggregate of twenty five percent (25%) of the Company's common stock or equity securities as of the date of this Amendment;

     (iv) The Company's failure to pay Executive's Base Salary as and when due; and

      (v) Any other termination of Executive by the Company for any reason whatsoever, regardless of any specific reasons for termination set forth in the notice, unless specifically and directly pursuant to the termination for cause provisions of the Agreement."

     2. INCORPORATION. Each and every other term and condition of the Agreement is incorporated herein. In the event of a conflict or dispute between the provisions of this Amendment and the terms of the Agreement, this Amendment shall control.

     IN WITNESS WHEREOF, this Amendment is entered into as of the date first set forth above.

                                        "THE COMPANY"

                                        GLOBALNETFINANCIAL.COM, INC.

                                        By: /s/ W. Thomas Hodgson
                                           ----------------------------
                                           W. Thomas Hodgson, CEO


                                        "EXECUTIVE"
                                        /s/ Richard Guest
                                        -------------------------------
                                        RICHARD GUEST, an individual